Exhibit 10.22

BIOFUEL ENERGY, LLC

DEFERRED COMPENSATION PLAN

FOR SELECT EMPLOYEES

ARTICLE 1 – INTRODUCTION

1.1 Purpose of the Plan

The Employer has adopted the Plan set forth herein to provide a means by which certain employees may elect to defer receipt of designated percentages or amounts of their Compensation and to provide a means for certain other deferrals of compensation.

1.2 Status of Plan

The Plan is intended to be a “plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and shall be interpreted and administered to the extent possible in a manner consistent with that intent.

1.3 Section 409A of the Code

The Employer intends that this Plan be construed in accordance with Section 409A of the Code and so as to avoid the imposition of the penalty tax under Section 409A. In the event of any inconsistency between the Plan and Section 409A of the Code, Section 409A shall control.

ARTICLE 2 – DEFINITIONS

Whenever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1 Account means, for each Participant, the account established for his or her benefit under Section 5.1.

2.2 Change of Control has the meaning set forth in the Employer’s Change of Control Plan, as amended from time to time, except to the extent that such meaning is inconsistent with Section 409A of the Code in which case the meaning given to such term in Section 409A of the Code shall control.

2.3 Claimant means a participant or beneficiary who has had a claim for benefits denied and who may appeal the denial in accordance with Section 8.4.

2.4 Code means the Internal Revenue Code of 1986, as amended, from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.5 Compensation means the regular or base salary and bonuses payable by the Employer or an Affiliate to an individual. For purposes of the Plan, Compensation will be determined before giving effect to Elective Deferrals and other salary reduction amounts which are not included in the Participant’s gross income under Section 125, 401(k), 402(h) or 403(b) of the Code.

Bonuses shall be deemed to have been earned during the Plan Year in which the Employer accrues such bonuses for federal income tax reporting purposes. Under the Employer’s present method of Federal income tax reporting, regular bonuses paid in March of a given year are accrued ratably during the prior year. Regular salary and special bonuses, as designated by the Board of Directors or the Board of Managers of Employer, as the case may be (the “Board”), or its Compensation Committee, are included in Compensation at the time paid to the employee. Thus, for example, Compensation for the Plan Year ending December 31, 2007 includes regular salary paid during 2007 and any regular 2007 annual bonus paid in January - April 2008 relating to 2007 performance. An Elective Deferral to defer, say, 10% of a Participant’s 2007 Compensation will result in the deferral hereunder of 10% of the Participant’s 2007 salary and 10% of any regular bonus paid to the Participant in 2008. Individuals may make separate elections as to the portion of salary and/or bonus that they wish to defer. Nothing in this section shall deem a bonus to be earned in a period after it is actually earned for purposes of applying the general rule under Section 409A of the Code that elections to defer Compensation must be made prior to the year in which the bonuses are earned.

2.6 Deemed Asset means an asset, other than the Funds, that a portion of a Participant’s account is deemed to be invested in.

2.7 Disability means a Separation from Service as a result of the fact that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can reasonably be expected to result in death or can be expected to last for a continuous period of at least 12 months, and as long as such condition qualifies as a disability within the meaning of Section 409A.

2.8 Effective Date means December 1, 2006.

2.9 Election Form means the participation election form as approved and prescribed by the Plan Administrator.

2.10 Elective Deferral means the portion of Compensation during a Plan Year which is deferred by a Participant under Section 4.1.

2.11 Eligible Employee means, on the Effective Date or on any date thereafter specified by the Board or its Compensation Committee, those employees of the Employer selected by the Board or its Compensation Committee or by such persons as the Compensation Committee may authorize to select employees entitled to participate in the Plan.

2.12 Entry Date means, for each Participant, the date deferrals commence in accordance with Section 4.1.

2.13 Employer means BioFuel Energy, LLC, any successor to all or a major portion of its assets or business which assumes the obligation of Employer, and each other entity that is affiliated with the Employer that adopts the Plan with the Consent of the Employer, provided that BioFuel Energy, LLC shall have the sole power to amend this Plan and shall be the Plan Administrator if no other person or entity is so serving at any time.

2.14 Employer Stock means BioFuel Energy Corp. common stock, par value $.01 per share, following any conversion of Employer (through merger, recapitalization, statutory conversion or otherwise) to a C-Corp.

2.15 Employer Stock Deferral means the portion of a Participant’s Compensation which is Employer Stock during a Plan Year which is Deferred by a Participant under Section 4.4.

2.16 Employer Stock Election Form means the participation election form for Employer Stock as approved and prescribed by the Plan Administrator.

2.17 Employer Stock Subaccount has the meaning described in Section 5.1.

2.18 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.19 Funds means, for purposes of Sections 5.2 and 7.9, investment funds designated from time to time by the Plan Administrator for the deemed investment of Accounts pursuant to Section 5.2.

2.20 Incentive Contribution means a discretionary additional contribution made by Employer as described in Section 4.3.

2.21 Insolvent means either (1) the Employer is unable to pay its debts as they become due or (2) Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.22 Matching Deferral means a deferral for the benefit of a Participant as described in Section 4.2. A Matching Deferral may be made in cash, securities of the Employer or a combination thereof in ratios to be established from time to time by the Board or its Compensation Committee.

2.23 Matching Deferral Limitation means, with respect to Elective Deferrals of Compensation for any Plan Year made by any Participant, that portion of such Participant’s base salary during such Plan Year as is determined by the Board or its Compensation Committee. The Board or its Compensation Committee may change the Matching Deferral Limitation for any Participant or all Participants at any time, provided that the Matching Deferral Limitation applicable to Elective Deferrals of Compensation for any Plan Year made by any Participant may not be reduced unless the Plan Administrator has given written notice of such reduction to the Participant not less than 10 days prior to the commencement of such Plan Year. The foregoing shall not limit the Employer’s rights to decrease the salary or Compensation of, or terminate the employment of, any participant at any time, with or without cause and with or without prior notice, without regard to the effect such discharge would have on the Participant’s interest in the Plan.

2.24 Matching Deferral Rate means, with respect to Elective Deferrals of Compensation for any Plan Year made by any Participant, the rate established by the Board or its Compensation Committee. Such rate shall stay in place for subsequent Plan Years until changed by the Board or its Compensation Committee. The Compensation Committee may change the Matching Deferral Rate for any Participant or all Participants at any time, provided that the Matching Deferral Rate applicable to Elective Deferrals of Compensation for any Plan Year made by any Participant may not be reduced unless the Plan Administrator has given written notice of such reduction to the participant not less than 10 days prior to the commencement of such Plan Year.

2.25 Participant means any individual who participates in the Plan in accordance with Article 3.

2.26 Plan means the BioFuel Energy, LLC Deferred Compensation Plan for Select Employees, as amended from time to time.

2.27 Plan Administrator means the person, persons, or entity designated by the Employer to administer the Plan and to serve as agent for the Employer with respect to the Trust. If no such person or entity is serving as Plan Administrator at any time, the Employer shall be Plan Administrator.

2.28 Plan Year means the 12-month period ending December 31.

 2.29 Retirement Age means the age of 65. No determination to increase the Retirement Age shall be effective with respect to amounts credited to the Account of a Participant with respect to Plan Years commencing prior to the time of such determination.

2.30 Separation from Service means separation from service with the Employer and all members of its controlled group, and shall be interpreted in accordance with Section 409A of the Code.

2.31 Specified Employee means, with respect to a corporation any stock of which is publicly traded on an established securities market or otherwise, an Eligible Employee who, at any time during the twelve (12) month period ending on the December 31 of a Plan Year, is a key employee of the Employer, as currently defined in Code section 416(i) (without regard to paragraph (5) thereof).

2.32 Tax Gross-Up Payment means an additional payment to a Participant or his beneficiary paid in the circumstances described in Section 7.10 to compensate for taxes imposed by payment; the payment is determined by multiplying the amount of the payment by the fraction 1/1-MR, where MR is the sum of (1) the Participant’s (or the beneficiary’s) maximum income tax rate under section 1(a) of the Code as of the date of payment and (2) the rates of any other taxes imposed on the Participant (or the beneficiary) with respect to the payment.

2.33 Trust means the rabbi trust or trusts established by the Employer that identifies the Plan as a plan with respect to which assets are to be held by the Trustee. The Trust shall comply with the provisions of Section 409A affecting the Trust.

2.34 Trustee means the trustee or trustees under the Trust.

2.35 Unforeseen Emergency means a severe financial hardship resulting from one or more of the following:

a. a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant;

b. a loss of the Participant’s property due to casualty; or

c. other similar and extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Board or its Compensation Committee.

ARTICLE 3 – PARTICIPATION

3.1 Commencement of Participation

Any Eligible Employee who elects to defer part of his or her Compensation in accordance with Section 4.1 or 4.4 shall become a participant in the Plan as of the date such deferrals commence in accordance with Section 4.1 or 4.4. Any individual who is not already a Participant and whose account is credited with an Incentive Contribution shall become a Participant as of the date such amount is credited.

3.2 Continued Participation

A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her account.

ARTICLE 4 – DEFERRALS AND INCENTIVE CONTRIBUTIONS

4.1 Elective Deferrals

Any Eligible Employee may elect to defer a percentage or dollar amount of Compensation earned for the next succeeding Plan Year, on such terms as the Plan Administrator may permit, by completing an Election Form and filing it with the Plan Administrator prior to the first day of such succeeding Plan Year (or any such earlier date as the Plan Administrator may prescribe), provided that an Eligible Employee who is a new employee of Employer may, by completing an Election Form and filing it with the Plan Administrator within 30 days after becoming an Eligible Employee (including upon initial adoption of this Plan), elect to defer a percentage or dollar amount of Compensation earned for the Plan Year in which such employment commences, on such terms as the Plan Administrator may permit, which are earned and payable to the Participant after the date on which the Eligible Employee files the Election Form.

An election to defer a percentage or dollar amount of Compensation for any Plan Year shall apply only to that Plan Year, unless the Participant elects otherwise on the Election Form. An election to defer cannot, however, be modified during a Plan Year.

A Participant’s Compensation shall be reduced in accordance with the Participant’s election hereunder and amounts deferred hereunder shall be paid by the Employer to the Trust as soon as administratively feasible and credited to the Participant’s Accounts as of the date the amounts are received by the Trustee.

4.2 Matching Deferrals

After each payroll period, the Employer shall contribute to the Trust any Matching Deferrals approved by the Board or its Compensation Committee from time to time equal to the Matching Deferral Rate multiplied by the amount of the Elective Deferrals credited to the Participants’ Accounts for such period under Section 4.1. Each Matching Deferral will be credited as of the date it is received by the Trustee pro rata in accordance with the amount of Elective Deferrals of each Participant which are taken into account in calculating the Matching Deferral. The amount of Matching Contributions credited to the Account of any Participant with respect to Elective Deferrals of Compensation for any Plan Year may not exceed the Matching Deferral Limitation applicable to that Participant for such Plan Year.

Notwithstanding the foregoing or anything in Section 7.1, to the extent permitted under applicable laws and regulations, if the amount of “Employee Deferral Contribution” (as defined in the Employer’s 401(k) Plan) made by a Participant during a Plan Year is less than the maximum amount of Employee Elective Deferrals the Participant is permitted to make to the Employer’s 401(k) Plan (after taking into account the employer’s contribution allocated to the Participant’s account and any limitations imposed by the 401(k) Plan or the Code), all Matching Deferrals, and any income and gain thereon, credited to the Account of the Participant with respect to Elective Deferrals of Compensation for such Plan Year shall be forfeited and applied as provided in Section 7.7, unless the Plan Administrator, in its sole discretion determines that the failure to contribute such maximum amount to the Employer’s 401(k) Plan is the result of an administrative error by the Employer or other reasons beyond the Control of the Participant.

4.3 Incentive Contributions

In addition to other contributions provided for under the Plan, the Employer may, in its sole discretion, select one or more Eligible Employees to receive an Incentive Contribution to his or her account on such terms as the Employer shall specify at the time it makes the contribution. For example, the Employer may contribute an amount to the Participant’s Account and condition the payment of such amount and accrued earnings thereon upon the Participant’s remaining employed by the Employer for an additional specified period of time. The terms specified by the Employer shall supersede any other provision of this Plan as regards Incentive Contributions and earnings with respect thereto, provided that if the Employer does not specify (a) the terms on which such Incentive Contribution will vest, the Incentive Contribution and earnings thereon will vest in the same manner as Matching Deferrals or (b) a method of distribution, the Incentive Contribution and earnings thereon will be distributed in a manner consistent with the election last made by the Participant prior to the Plan Year in which the Incentive Contribution is made. The Employer, in its discretion, may permit the Participant to designate a distribution schedule for a particular Incentive Contribution provided the designation is made before the Employer finally determines that the Participant will receive the Incentive Contribution and provided such designation complies with the distribution election timing provisions of Section 409A, to the extent applicable.

4.4 Employer Stock Deferral

At the discretion of the Board or its Compensation Committee and only following the initial public offering of Employer Stock by Employer, an Eligible Employee may elect to defer a percentage or number of shares of a grant of Employer Stock, on such terms as the Plan Administrator may permit, by completing an Employer Stock Election Form and filing it with the Plan Administrator prior to the year in which the grant of Employer Stock is earned.

Any election to defer a percentage or number of shares of Employer Stock shall apply only to that grant of Employer Stock, unless the Participant elects otherwise on the Employer Stock Election Form. Any such deferral shall be entered by the Plan Administrator as credited to the Employer Stock Subaccount for that Participant.

ARTICLE 5 – ACCOUNTS

5.1 Accounts

The Plan Administrator shall establish an Account for each Participant reflecting Elective Deferrals, Matching Deferrals, Incentive Contributions, and Employer Stock Deferrals made for the Participant’s benefit together with any adjustments in income, gain or loss and any payments from the Account. The Plan Administrator may establish sub-accounts for each Participant that has more than one election in effect under Section 7.1 and such other subaccounts as are necessary for the proper administration of the Plan; provided, however, each Participant that has deferred Employer Stock shall be deferred into one or more separate subaccounts (where each subaccount shall be an “Employer Stock Subaccount”). As of the last business day of each calendar quarter, the Plan Administrator shall provide the Participant with a statement of his or her Account reflecting the income, gains and losses (realized and unrealized), amounts of deferrals and distributions of such Account since the prior statement.

5.2 Investments

a. Each Participant shall designate, in accordance with the procedures established from time to time by the Plan Administrator, the manner in which the amounts allocated to his or her Account shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Plan Administrator. Such Participant may designate one of such Funds for the deemed investment of all the amounts allocated to his or her account or such Participant may split the deemed investment of the amounts allocated to his or her Account between such Funds in such increments as the Plan Administrator may prescribe. If a Participant fails to make a proper designation, then his or her Account shall be deemed to be invested in the Fund or Funds designated by the Plan Administrator from time to time in a uniform and nondiscriminatory manner.

b. A Participant may change his or her deemed investment designation for future amounts to be allocated to such Participant’s Account. Any such change shall be made in accordance with the procedures established by the Plan Administrator, and the frequency of such changes may be limited by the Plan Administrator.

c. A Participant may elect to convert his or her deemed investment designation with respect to the amounts already allocated to such Participant’s Account. Any such conversion shall be made in accordance with the procedures established by the Plan Administrator, and the frequency of such conversions may be limited by the Plan Administrator.

d. The preceding provisions of this Section 5.2 notwithstanding, the Plan Administrator may, in its sole discretion, permit a Participant to designate that all or a portion of his or her Account (with such portion to be determined by the Plan Administrator) shall be deemed to be invested in assets other than the Funds including, but not limited to, securities issued by the Employer; provided, however, that in no event may a Participant designate to have any portion of the Employer Stock Subaccount which has not yet become vested allocated to any other fund or assets. If a portion of a Participant’s Account is deemed to be invested in a Deemed Asset, then such Participant may at any time request, in accordance with the procedures prescribed by the Plan Administrator, that such deemed investment in such Deemed Asset be converted into a deemed investment in one or more of the Funds; provided, however, that if the Deemed Asset is an asset actually held by the Trust at the time such conversion request is made, then such conversion shall be permitted only at the times and to the extent that such Deemed Asset may be sold or otherwise disposed of by the Trustee in compliance with all applicable laws. The Accounts that are deemed to be invested in a Deemed Asset shall be reduced by the aggregate amount of the costs and expenses incurred by the Plan, the Employer, the Plan Administrator, the Trust, and/or the Trustee in connection with such Deemed Asset, including, without limitation, the costs and expenses associated with the acquisition, maintenance, and sale or exchange of such Deemed Asset.

e. The Plan Administrator shall forward to the Record Keeper all designations and changes thereto made by any Participant with respect to the manner in which the amounts allocated to his or her Account shall be deemed to be invested from among the Funds or in a Deemed Asset. All assets of the Trust shall be invested in the Funds or Deemed Assets as directed by the Plan Administrator, on behalf of the Participant, in the Plan Administrator’s sole discretion.

f. All deemed investments under the Plan shall be valued at the times and in the manner determined by the Trustee in its sole discretion. None of the Plan, the Employer, the Plan Administrator, the Trust, or the Trustee shall be responsible or liable for any loss resulting from (1) a Participant’s exercise of any control or discretion over the deemed investment or his or her Account and/or (2) any actions taken by the Plan Administrator and the Trustee pursuant to this Section 5.2.

ARTICLE 6 – VESTING

6.1 General

A Participant shall immediately vest in (i.e., shall have a nonforfeitable right to) all Elective Deferrals, and to all income and gain attributable thereto, credited to his or her Account. Subject to earlier vesting in accordance with this Article 6, a Participant shall become vested in the portion of his or her Account attributable to Matching Deferrals made with respect to Elective Deferrals of Compensation for a given Plan Year as follows:

(a) 33-1/3% at the end of the Plan Year with respect to which the Matching Deferrals are made;

(b) 33-1/3% at the end of the first Plan Year following the Plan Year with respect to which the Matching Deferrals are made; and

(c) 33-1/3% at the end of the second Plan Year following the Plan Year with respect to which the Matching Deferrals are made.

Any portion of a Participant’s Account that has not vested on the date that a Participant’s employment with Employer terminates shall, except as provided in this Article 6, be forfeited and applied as provided in Section 7.7.

6.2 Employer Stock Subaccounts

a. If the Plan Administrator, in its sole discretion, permits a Participant to designate all or a portion of his or her Account to be deemed to be invested in securities of the Employer pursuant to Section 5.2 of this Plan, such securities in the Employer Stock Subaccount will be subject to the terms of this Plan that are applicable to the Funds and Deemed Assets for the calendar year applicable thereto.

b. For any deferral of securities of the Employer made by a Participant pursuant to Section 4.4 of this Plan, such securities will vest on such terms as the Plan Administrator may permit.

c. If all or any portion of the Matching Deferrals made pursuant to Section 4.2 consists of securities of the Employer, that Employer Stock Subaccount will become vested pursuant to the terms of Section 6.1.

6.3 Change of Control

A Participant shall become fully vested in his or her account, and the Employer Stock Subaccount, if any, immediately prior to a Change of Control of the Employer.

6.4 Death, Retirement or Disability

A Participant shall become fully vested in his or her Account (including the Employer Stock Subaccount) immediately prior to termination of the Participant’s employment by reason of Participant’s death, retirement at or after the attainment of the Retirement Age or Disability. Whether a Participant’s termination of employment is by reason of Participant’s Disability or retirement shall be determined by the Plan Administrator in its sole discretion.

6.5 Discretionary Vesting

The Employer may, in its sole discretion, accelerate the vesting of all or any portion of the Accounts, and/or the Employer Stock Subaccounts, of any Participant or all Participants.

6.6 Insolvency

A Participant shall become fully vested in his or her Account immediately prior to the Employer’s becoming Insolvent, in which case the Participant will have the same rights as a general creditor of the Employer with respect to his or her Account Balance. This Section 6.6 shall apply only to the extent permitted by Section 409A of the Code.

ARTICLE 7 – PAYMENTS

7.1 Election as to Time and Form of Payment

Time of Payment. A Participant shall upon his or her commencement of participation in the Plan elect the date or age at which the Elective Deferrals and vested Matching Deferrals (including any earnings attributable thereto) will commence to be paid to the Participant. If a Participant does not indicate a time of payment upon his or her commencement of participation in the Plan, the Participant shall be deemed to have elected to have payment commence as of the month following the Participant’s attainment of Retirement Age.

In the case of amounts paid to Specified Employees due to the Specified Employee’s Separation from Service, payment shall not commence until six months after the Specified Employee’s Separation from Service for reasons other than death or Disability to the extent required by Section 409A.

Form of Payment. The Participant shall also elect thereon for payments to be paid in either:

a. a single lump-sum payment; or

b. annual or monthly installments over a period elected by the Participant up to 10 years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid.

Subsequent Elections. Each such election will be effective for the Plan Year for which it is made and succeeding Plan Years, unless changed by the Participant in accordance with the terms of the Plan and in accordance with Section 409A.

A Participant may change the date and form of payment by filing with the Plan Administrator a new form specifying a new date of commencement and/or form of benefit, provided that the request is made at least 12 months prior to the date that would have been the payment or commencement of payment date for the deferral election and the change must delay the payment or commencement of payment by at least five years. In no case will a Participant be permitted to accelerate the payment of benefits under the Plan, except as permitted by regulations under Section 409A. A change to the date or form will not take effect until at least 12 months after it is made.

7.2 Termination of Employment/Separation from Service

A Participant shall have the right to elect at the commencement of participation that upon the Participant’s Separation from Service for any reason other than death, Disability and retirement after attainment of the Retirement Age, the vested portion of the Participant’s Account shall be paid to the Participant in a single lump sum as soon as practicable following the date of such termination, except that, to the extent required by Section 409A, payment to Specified Employees shall not commence until six months after the Specified Employee’s Separation From Service. Any change to such election must be made in accordance with Section 409A. If a Participant shall not have made such election to receive a lump sum payment under this Section, then the Plan Administrator shall not pay the vested portion of such Participant’s Account in a single lump sum but shall pay out such amount in accordance with the Participant’s election made in under Section 7.1.

7.3 Disability

If the Participant’s employment terminates by the reason of the Participant’s Disability, the amounts credited to a Participant’s Account with respect to any Plan Year shall be paid out in accordance with the election made in accordance with Section 7.1 unless the Participant shall have elected in such Election Form to receive payment of the remaining balance of such amounts in one lump sum if his or her employment terminates by reason of Disability.

7.4 Death

If a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid as soon as practicable to the Participant’s designated beneficiary or beneficiaries, in the form elected by the Participant under either of the following options:

a. a single lump-sum payment; or

b. annual or monthly installments over a period elected by the Participant up to 10 years, the amount of each installment to equal the balance of the Account immediately prior to the installment divided by the number of installments remaining to be paid.

Beneficiary. Any designation of beneficiary and form of payment to such beneficiary shall be made by the Participant on an Election Form filed with the Plan Administrator and may be changed by the Participant at any time by filing another Election Form containing the revised instructions. If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse or, if none, to his or her issue per stirpes, in a single payment. If no spouse or issue survives the Participant, payment shall be made in a single lump sum to the Participant’s estate.

7.5 Unforeseen Emergency

If a Participant suffers an Unforeseen Emergency, the Plan Administrator, in its sole discretion and subject to Section 409A, may pay to the Participant only that portion, if any, of the vested portion of his or her Account which the Plan Administrator determines is necessary to satisfy the emergency need (including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution) after taking into account reimbursement from insurance and liquidation of the participant’s available assets. A Participant requesting an emergency payment shall apply for the payment in writing in a form approved by the Plan Administrator and shall provide such additional information as the Plan Administrator may require.

7.6 In-Service Withdrawals

In-service withdrawals are not permitted except to the extent provided in Sections 7.1 or 7.5.

7.7 Forfeiture of Non-vested Amounts

To the extent that any amounts credited to a Participant’s Account are not vested at the time such amounts are otherwise payable under Section 7.1, such amounts shall be forfeited and shall, at the option of the Employer, either be paid to the Employer or used to satisfy the Employer’s obligation to make contributions to the Trust under the Plan.

7.8 Taxes

All federal or state taxes that the Plan Administrator determines are required to be withheld from any payments made pursuant to this Article 7 shall be withheld. If a Participant is assessed federal, state or local income taxes by reason of, and computed on the basis of, his or her undistributed deferred Compensation or undistributed interest accrued on his or her Account, the Participant shall notify the Plan Administrator in writing of such assessment and there shall be distributed from the Participant’s Account deferred Compensation or accrued interest in an amount equal to such tax assessment, together with any interest due and penalties assessed thereupon within 30 days following such notice; provided however, that if the Plan Administrator determines that such assessment is improper, it may request that the Participant contest the assessment, at the expense of the Employer (which expense shall include all costs of appeal and litigation, including legal and accounting fees, and any additional interest and penalties assessed on the deficiency from and after the date of the Participant’s notice to the Plan Administrator); and during the period such contest is pending, the sums otherwise distributable pursuant to this Article 7 shall not be distributed. Distributions under this Section 7.8 shall be made only to the extent permitted by Section 409A of the Code.

7.9 Form of Distributions (Cash or In-Kind or Both)

The Plan Administrator shall determine in its sole discretion the extent to which any distribution under the Plan (whether payable in a single lump sum or installments) shall be paid in cash, in kind, or both in cash and in kind. Without limiting the scope of the Plan Administrator’s discretion pursuant to the preceding sentence, the Plan Administrator may in its sole discretion direct that all or any portion of a Participant’s Account be distributed in kind to such Participant’s designated beneficiaries based upon the Funds and/or assets in which such Account is deemed to be invested pursuant to Section 5.2 immediately prior to the date of such distribution. No Participant or beneficiary of a Participant shall have the right to demand a distribution in cash, in kind, or any combination thereof.

7.10 Tax Gross-Up Payments

If, as a result of (a) a Participant’s termination of employment other than for cause in connection with or at any time following a Change of Control, (b) the Employer’s amendment of the Plan in connection with or at any time following a Change of Control or (c) the Employer’s termination of the Plan pursuant to Section 9.2 in connection with or at any time following a Change of Control, all or a portion of a Participant’s Account is paid prior to the date the Participant had otherwise elected for such payment under the Plan without the consent of such Participant (or his beneficiary), the Employer shall pay an additional payment a Tax Gross-up Payment to the Participant (or his beneficiary) to compensate such Participant (or his beneficiary) for the taxes imposed with respect to the payment. As used in this Section, the term ‘cause’ shall mean the Participant’s gross negligence or willful misconduct in performance of the duties of the Participant’s employment, or the Participant’s final conviction of a felony or of a misdemeanor involving moral turpitude. Nothing in this Section shall be construed as permitting the Employer to accelerate a distribution election in violation of Section 409A of the Code.

ARTICLE 8 – ADMINISTRATIVE PROCEDURES AND DISPUTE RESOLUTION

8.1 Administrative Authority

The Plan Administrator shall have discretionary authority to perform all functions necessary or appropriate to the operation of the Plan, including without limitation authority to (a) construe and interpret the provisions of the Plan document and any related instrument and determine any question arising under the Plan document or related instrument, or in connection with the administration or operation thereof; (b) determine in its sole discretion all facts and relevant considerations affecting the eligibility of any Employee or Director to be or become a Participant; (c) decide eligibility for, and the amount of, benefits for any Participant or beneficiary; (d) authorize and direct all disbursements under the Plan; and (e) employ and engage such persons, counsel and agents to obtain such administrative, clerical, medical, legal, audit and actuarial services as it may deem necessary in carrying out the provisions of the Plan. The Employer shall be the “administrator” as defined in Section 3(16)(A) of ERISA for purposes of the reporting and disclosure requirements of ERISA and the Code.

8.2 Expenses

Except as shall be specifically provided otherwise herein, all reasonable expenses that are necessary to operate and administer the Plan shall be paid directly by the Employer. Such costs shall include fees or expenses arising from the retention of any attorneys, accountants, actuaries, consultants or recordkeepers required by the Plan Administrator to discharge its duties under the Plan. Nothing herein shall require the Employer to pay or reimburse any person for any cost, liability, loss, fee or expense incurred by such person in any dispute with the Employer; nor may any person reimburse himself, herself or itself from any Plan contributions or from the principal or income of investment or funding vehicle for the Plan for any such cost, liability, loss, fee or expense.

8.3 Insurance

 The Employer may, but need not, obtain liability insurance to protect its directors, officers, employees or representatives against loss in the discharge of their responsibility in the operation of the Plan.

8.4 Claims Procedure

 This Section 8.4 is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. section 2560.503-1. If any provision of this Section conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

For purposes of this Section, references to disability benefit claims are intended to describe claims made by Participants for benefits payable on account of the Participant’s Disability.

(a) Initial Claim. A Participant or Beneficiary who believes he or she is entitled to any Benefit (a “Claimant”) under this Plan may file a claim with the administrator under this Section 8.4 (the “Administrator”). The Administrator will review the claim itself or appoint another individual or entity to review the claim.

(i) Benefit Claims that do not Require a Determination of Disability. If the claim is for a benefit other than a disability benefit, the Claimant will be notified within ninety days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Administrator or appointee of the Administrator before the end of the ninety day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty days after the day the claim is filed.

(ii) Disability Benefit Claims. In the case of a benefits claim that requires a determination by the Plan Administrator of a Participant’s disability status, the Plan Administrator will notify the Claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than forty-five days after receipt of the claim. If, due to matters beyond the control of the Plan, the Plan Administrator needs additional time to process a claim, the Claimant will be notified, within forty-five days after the Plan Administrator receives the claim, of those circumstances and of when the Plan Administrator expects to make its decision but not beyond seventy-five days. If, prior to the end of the extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five days, provided that the Plan Administrator notifies the Claimant of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. The extension notice will specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant will be afforded at least forty-five days within which to provide the specified information.

(iii) Manner and Content of Denial of Initial Claims. If the Plan Administrator denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(A) The specific reasons for the denial;

(B) A reference to the Plan provision upon which the denial is based;

(C) A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(D) An explanation of why such additional material or information is necessary;

(E) Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(F) A statement of the participant’s right to bring a civil action under ERISA section 502(a) following a denial on review of the initial denial.

In addition, in the case of a denial of disability benefits on the basis of the Plan Administrator’s independent determination of the Participant’s disability status, the Plan Administrator will provide a copy of any rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination (or a statement that the same will be provided upon request by the Claimant and without charge).

(b) Review Procedures.

(i) Benefit Claims that do not Require a Determination of Disability. Except for claims requiring an independent determination of a Participant’s disability status, a request for review of a denied claim must be made in writing to the Plan Administrator within sixty days after receiving notice of denial. The decision upon review will be made within sixty days after the Plan Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty day period and must explain the special circumstances and provide an expected date of decision.

The reviewer will afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Plan Administrator. The reviewer will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(ii) Disability Benefit Claims. In addition to having the right to review documents and submit comments as described in (i) above, a Claimant whose claim for disability benefits requires an independent determination by the Plan Administrator of the Participant’s disability status has at least one hundred eighty days following receipt of a notification of an adverse benefit determination within which to request a review of the initial determination. In such cases, the review will meet the following requirements:

(A) The Plan will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who did not make the initial determination that is the subject of the appeal, nor is a subordinate of the individual who made the determination.

(B) The appropriate named fiduciary of the Plan will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any adverse initial determination based in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence will not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.

(C) The Plan will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.

(D) The decision on review will be made within forty-five days after the Plan Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than ninety days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial forty-five day period and must explain the special circumstances and provide an expected date of decision.

(iii) Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Plan Administrator will give the Claimant, in writing or by electronic notification, a notice containing:

(A) its decision;

(B) the specific reasons for the decision;

(C) the relevant Plan provisions or insurance contract provisions on which its decision is based;

(D) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

1. a statement describing the Claimant’s right to bring an action for judicial review under ERISA section 502(a); and

2. if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(c) Calculation of Time Periods. For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination will be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(d) Failure of Plan to Follow Procedures. If the Plan fails to follow the claims procedures required by this Section, a Claimant will be deemed to have exhausted the administrative remedies available under the Plan and will be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

8.5 Notices

Any notice from the Plan Administrator to an Employee, Participant or beneficiary regarding this Plan may be addressed to the last known residence of said person as indicated in the records of the Employer. Any notice to, or any service of process upon, the Employer or the Plan Administrator with respect to this Plan may be addressed as follows:

PLAN ADMINISTRATOR –

DEFERRED COMPENSATION PLAN

BioFuel Energy, LLC

1801 Broadway, Suite 1060

Denver, Colorado 80202

8.6 Indemnification

To the extent permitted by law, the Employer shall, and hereby does, indemnify and hold harmless any director, officer or employee of the Employer who is or may be deemed to be responsible for the operation of the Plan, from and against any and all losses, claims, damages, or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from a duty, act, omission or decision with respect to the Plan, so long as such duty, act, omission, or decision does not involve gross negligence or willful misconduct on the part of such director, officer or employee. Any individual so indemnified shall, within 30 days after receipt of notice of any action, suit or proceeding, notify the Employer and offer in writing to the Employer the opportunity, at the Employer’s expense, to handle and defend such action, suit or proceeding, and the Employer shall have the right, but not the obligation, to conduct the defense in any such action, suit or proceeding. Any individual’s failure to give the Employer such notice and opportunity shall relieve the Employer of any liability to said individual under this Section 8.6. The Employer may satisfy its obligations under this provision (in whole or in part)

by the purchase of insurance. Any payment by an insurance carrier to or on behalf of such individual shall, to the extent of such payment, discharge any obligation of the Employer to the individual under this indemnification.

ARTICLE 9 – AMENDMENT AND TERMINATION

9.1 Amendments

The Employer, upon action of the Board or its Compensation Committee, shall have the right to amend the Plan from time to time, subject to Section 9.3, by an instrument in writing which has been executed on the Employer’s behalf by its duly authorized officer.

9.2 Termination of Plan

This Plan is strictly a voluntary undertaking on the part of the Employer and shall not be deemed to constitute a contract between the Employer and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Employee (or other employee). The Employer reserves the right to terminate the plan at any time, subject to the approval of the Board and Section 9.3, by an instrument in writing which has been executed on the Employer’s behalf by its duly authorized officer. Upon termination, the Employer may (a) elect to continue to maintain the Trust to pay benefits hereunder as they become due as if the Plan had not terminated or (b) direct the Trustee to pay promptly to Participants (or their beneficiaries) the vested balance of their Accounts. For purposes of the preceding sentence, in the event the Employer chooses to implement clause (b), the Account balances of all Participants who are in the employ of the Employer at the time the Trustee is directed to pay such balances shall become fully vested and nonforfeitable. After Participants and their beneficiaries are paid all Plan benefits to which they are entitled, all remaining assets of the Trust attributable to Participants who terminated employment with the Employer prior to termination of the Plan who were not fully vested in their Accounts under Article 6 at this time, shall be returned to their Employer. Notwithstanding the foregoing, distributions at the time of the termination of the Plan shall be permitted only to the extent permitted under Section 409A.

9.3 Existing Rights

No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his or her Account prior to the date of such amendment or termination. In addition, no amendment, modification or termination of the Plan made subsequent to a Change of Control will, without consent of the Participant or beneficiary, affect the right of a Participant or beneficiary with respect to his or her Account as of the day prior to the date of the amendment, modification or termination. Such Account will continue to be subject to and governed by the terms of the Plan as set forth in the Plan document on the day prior to the date of the amendment, modification or termination. In addition, subsequent to a Change of Control, no change may be made to the investment options that were available to Participants and beneficiaries under Section 5.2 of the Plan on the day prior to the Change of Control, unless consent of the Participants and beneficiaries holding at least two-thirds of the total value of the then current account balances has been obtained. Notwithstanding the foregoing, subsequent to a Change of Control, the Employer may distribute the entire value of all Accounts in lump sum payments to all Participants and beneficiaries, in accordance with and subject to compliance of Section 7.10.

ARTICLE 10 – MISCELLANEOUS

10.1 No Funding

The Plan constitutes a mere promise by the Employer to make payments in accordance with the terms of the Plan and Participants and beneficiaries shall have the status of general unsecured creditors of the Employer. Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of the Employer or of any other person. In all events, it is the intent of the Employer that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

10.2 Non-assignability

None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.

10.3 Limitation of Participants’ Rights

Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Employer, or interfere in any way with the right of the Employer to terminate the employment of a participant in the Plan any time, with or without cause.

10.4 Participants Bound

Any action with respect to the Plan taken by the Plan Administrator or the Employer or the Trustee or any action authorized by or taken at the direction of the Plan Administrator, the Employer or the Trustee shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

10.5 Receipt and Release

Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer, the Plan Administrator and the Trustee under the Plan, and the Plan Administrator may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason or physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator, the Employer or the Trustee to follow the application of such funds.

10.6 Plan Does Not Affect Employment Rights

The Plan does not provide any employment rights to any Eligible Employee or Participant. The Employer expressly reserves the right to discharge an Employee or to increase or decrease the salary or Compensation of an Employee at any time, with or without cause and with or without prior notice, without regard to the effect such discharge would have on the Employee’s interest in the Plan.

10.7 Governing Law

The Plan shall be construed, administered, and governed in all respects under and by the laws of the state of Colorado.

10.8 Severability

If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.9 Headings and Subheadings

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

Adopted by the Board of Directors on November 10, 2006 to be effective on the Effective Date as defined in the Plan.

BioFuel Energy, LLC, a Delaware limited liability company
By:	/s/ Scott H. Pearce
Name: Scott H. Pearce
Title: President and CEO